Exhibit 4.5

DESCRIPTION OF SECURITIES

The following summary of the material terms of the securities of Revolution Healthcare Acquisition Corp. (“we,” “us,” “our” or “the company”) is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to our amended and restated certificate of incorporation incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and applicable law. We urge you to read our amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Certain Terms

Unless otherwise stated in this Annual Report on Form 10-K or the context otherwise requires, references to:

•	“Alignment Shares” are to our Class B shares issued to our sponsor and the foundation;

•	“amended and restated certificate of incorporation” are to the amended and restated certificate of incorporation that the company adopted prior to the consummation of the Initial Public Offering;

•	“ARCH” are to ARCH Venture Management, LLC, a Delaware limited liability company, or to ARCH Venture Fund XI, L.P., a Delaware limited partnership, as applicable;

•	“Board” or “board of directors” are to our board of directors;

•	“Class A shares” or “shares of Class A common stock” are to our shares of Class A common stock, par value $0.0001 per share;

•	“Class B shares” or “shares of Class B common stock” are to our shares of Class B common stock, par value $0.0001 per share;

•	“common stock” are to our Class A common stock and our Class B common stock;

•	“directors” are to our current directors and director nominees;

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“equity-linked securities” are to any debt or equity securities that are convertible, exercisable or exchangeable for shares of our Class A common stock issued in a financing transaction in connection with our Initial Business Combination, including, but not limited to, a private placement of such securities;

•	“Foundation” are to Health Assurance Economy Foundation, a Delaware nonprofit nonstock corporation;

•	“General Catalyst” are to General Catalyst Partners, LLC, a Delaware limited liability company;

•	“Initial Stockholders” are to our sponsor, the foundation and any other holders of our alignment shares immediately prior to the Initial Public Offering;

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“Initial Public Offering” are to the Company’s offering on March 22, 2021 of 55,000,000 Stakeholder Aligned Initial Listing securities, or SAILSM securities (each, a “SAIL”, and collectively, “SAILs”), including 5,000,000 SAILs as a result of the underwriters’ exercise in part of their over-allotment option, sold at an offering price of $10.00 per SAIL;

•	“Initial Public Offering Final Prospectus” are to the final prospectus to the company’s Initial Public Offering filed with the SEC on March 18, 2021;

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“Letter Agreement” are to the letter agreement, dated March 17, 2021, among the company, the sponsor, the foundation and each executive officer and director of the company, pursuant to which the sponsor and each executive officer and director of the company has agreed to vote any shares of Class A common stock held by him, her or it in favor of the company’s Initial Business Combination; to facilitate the liquidation and winding up of the company if an Initial Business Combination is not consummated within 24 months; to certain transfer restrictions with respect to the company’s securities; to certain indemnification obligations of the sponsor; and the company has agreed not to enter into a definitive agreement regarding an Initial Business Combination without the prior consent of the sponsor;

•	“management” or our “management team” are to our executive officers;

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“Private Placement Warrants” are to the warrants issued to our sponsor in a private placement simultaneously with the closing of the Initial Public Offering and upon conversion of working capital loans, if any, which private placement warrants are identical to the warrants sold in the Initial Public Offering, subject to certain limited exceptions as described in the initial public offering final prospectus;

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“Public Shares” are to our shares of Class A common stock sold as part of the SAILSM securities in the Initial Public Offering (whether they are purchased in the Initial Public Offering or thereafter in the open market);

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“Public Stockholders” are to the holders of our public shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchase public shares; provided that our initial stockholders’ and each member of our management team’s status as a “public stockholder” will only exist with respect to such public shares;

•	“Sponsor” are to REV Sponsor LLC, a Delaware limited liability company;

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“Underwriter’s over-allotment option” are to the underwriter’s 45-day option to purchase up to an additional 7,500,000 SAILSM securities to cover over-allotments in the Initial Public Offering, which was partially exercised on March 22, 2021 resulting in the purchase of an additional 5,000,000 SAILs;

•	“Warrants” are to our warrants sold as part of the SAILSM securities in the Initial Public Offering (whether they are purchased in the Initial Public Offering or thereafter in the open market); and

General

We are a Delaware corporation and our affairs are governed by our certificate of incorporation and the DGCL. Pursuant to our certificate of incorporation, we are authorized to issue 99,000,000 shares of common stock, $0.0001 par value per share, including 80,000,000 Class A shares and 19,000,000 Class B shares, as well as 1,000,000 shares of preferred stock, $0.0001 par value per share. The following description summarizes certain terms of our capital stock as set out more particularly in our amended and restated certificate of incorporation. Because it is only a summary, it may not contain all the information that is important to you.

SAILSM Securities

Each SAILSM security has an offering price of $10.00 and consists of one share of Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the company’s shares of Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder.

The shares of Class A common stock and warrants comprising the SAILSM securities began separate trading on May 10, 2022. Once the shares of Class A common stock and warrants commenced separate trading, holders have the option to continue to hold SAILSM securities or separate their SAILSM securities into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the SAILSM securities into shares of Class A common stock and warrants. No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. Accordingly, unless you purchase at least five SAILSM securities, you will not be able to receive or trade a whole warrant.

Additionally, the SAILSM securities will automatically separate into their component parts and will not be traded after completion of our initial business combination.

Common Stock

As of December 31, 2021, 57,750,000 of our shares of common stock were outstanding including:

•	55,000,000 shares of Class A common stock underlying the SAILSM securities issued as part of our initial public offering; and

•	2,750,000 alignment shares, consisting of Class B common stock held by the sponsor and the foundation.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters, including the election of directors, submitted to a vote of our stockholders except as required by law. Holders of Class B common stock are entitled to vote together with the holders of all other classes of common stock in the election of directors; provided that holders of our Class B common stock will have the right to elect all of our directors prior to our initial business combination and holders of our Class A common stock will not be entitled to vote thereon. The provisions of our amended and restated certificate of incorporation related to this Class B stockholder voting right prior to our initial business combination and certain other pre-business combination activities may only be amended with the approval of holders of at least 51% of our outstanding common stock entitled to vote thereon. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. In addition, pursuant to our amended and restated certificate of incorporation, the powers, preferences or relative, participating, optional or other special rights of the alignment shares, may be amended only with the prior vote or written consent of the holders of a majority of the alignment shares then outstanding, voting as a single class. Our board of directors is divided into three classes, each of which will generally serve for a term of three years (except for those directors appointed prior to our first annual meeting of stockholders) with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 80,000,000 shares of Class A common stock, if we were to enter into an initial business combination, we may (depending on the terms of such initial business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first full fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with the completion of our initial business combination. Unlike many special purpose acquisition companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the shares of common stock voted are voted in favor of our initial business combination. However, the participation of our initial stockholders, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares, without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, our initial stockholders, officers and directors have agreed to vote any alignment shares they hold and any public shares purchased during or after this offering in favor of our initial business combination. As a result, in addition to our initial stockholders’ alignment shares, we would need 18,750,001, or 37.5%, of the 50,000,000 public shares sold in this offering to be voted in favor of an initial business combination in order to have our initial business combination approved (assuming all outstanding shares are voted and the over-allotment option is not exercised). Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated certificate of incorporation, if we do not complete our initial business combination within 24 months from the closing of this offering (or such later date as approved by holders of a majority of shares of our outstanding common stock that are voted at a meeting to extend such date, voting together as a single class), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their alignment shares if we fail to complete our initial business combination within 24 months from the closing of this offering (or such later date as approved by holders of a majority of shares of our outstanding common stock that are voted at a meeting to extend such date, voting together as a single class). However, if our initial stockholders or management team acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

Alignment Shares

The alignment shares are designated as shares of Class B common stock and, except as described below, are identical to the shares of Class A common stock included in the SAILSM securities sold in the initial public offering, and holders of alignment shares have the same stockholder rights as public stockholders, except: (i) only holders of alignment shares have the right to vote on the election of directors prior to our initial business combination; (ii) the alignment shares are subject to certain transfer restrictions, as described in more detail below, (iii) our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of this offering (or such later date as approved by holders of a majority of shares of our outstanding common stock that are voted at a meeting to extend such date, voting together as a single class) or with respect to any other material provisions relating to stockholders’ rights or pre-combination transaction activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any alignment shares they hold if we fail to complete our initial business combination within 24 months from the closing of this offering (or such later date as approved by holders of a majority of shares of our outstanding common stock that are voted at a meeting to extend such date, voting together as a single class), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their alignment shares and any public shares purchased during or after this offering in favor of our initial business combination; and (iv) on the last day of each “measurement period” (as defined below), which will occur annually over ten fiscal years following consummation of our initial business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 287,500 (or 250,000 if the over-allotment option is not exercised) of the shares of Class B common stock will automatically convert into shares of Class A common based upon the Total Return (as further described herein) of our outstanding equity capital as of the relevant measurement date above the Price Threshold.

The alignment shares will be entitled to a number of votes representing 20% of our outstanding common stock prior to the completion of our initial business combination. Following the completion of our initial business combination, the alignment shares will be entitled to one vote per share.

Up to 375,000 alignment shares will be forfeited by our initial stockholders depending on the exercise of the over-allotment option.

For so long as any alignment shares remain outstanding, we may not, without the prior or written consent of the holders of a majority of the alignment shares then outstanding, voting separately as a single class, (i) amend, alter or repeal any provision of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of our Class B Shares, (ii) change our fiscal year, (iii) increase the number of directors on the Board, (iv) pay any dividends or effect any split on any of our capital stock or make any distributions of cash, securities or any other property, (v) adopt any stockholder rights plan, (vi) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements, (vii) issue any shares of Class A common stock in excess of 5% of our then outstanding Class A common stock outstanding at the closing of this offering or that would otherwise require a stockholder vote pursuant to the rules of the stock exchange on which the Class A shares are then listed, (viii) make a rights offering to all or substantially all holders of any class of our common stock or (ix) issue additional Class B shares. As a result, the holders of the alignment shares may be able to prevent us from taking such actions that the Board believes is in our interest.

For purposes of this section, “distribution” means any payment of dividends, cash, other consideration or distribution of equity securities of the company or any of its affiliates to holders of our common stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock split, stock dividend, share distribution, rights offering or similar transaction. The fair market value of any distribution, other than cash, shall be determined in accordance with our amended and restated certificate of incorporation.

We have created an incentive structure which aligns the interests of all stakeholders and rewards sustained, long-term performance. We believe that this structure is more in-line with our long-term investment approach and different from all existing special purpose acquisition companies and is reflected in the terms of the 2,587,500 and 287,500 (or 2,250,000 and 250,000 if the underwriter’s over-allotment option is not exercised) alignment shares issued to our sponsor and the foundation, respectively.

On the last day of each measurement period (as defined below), which will occur annually over ten fiscal years following consummation of our initial business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 287,500 alignment shares (or, 250,000 if the over-allotment option is not exercised) will automatically convert, subject to adjustment as described herein, into shares of our Class A common stock (“conversion shares”), as follows:

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if the sum (such sum, the “Total Return”) of (i) the VWAP, calculated in accordance with “-Volume weighted average price” below, of shares of our Class A common stock for such final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A common stock on the record date for which is on or prior to the last day of the measurement period does not exceed the Price Threshold (as defined below), the number of conversion shares for such measurement period will be 2,875 shares of Class A common stock (or 2,500 if the over-allotment option is not exercised);

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if the Total Return exceeds the Price Threshold but does not exceed an amount equal to 130% of the Price Threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,875 shares of Class A common stock (or 2,500 if the over-allotment option is not exercised) and (ii) 20% of the difference between the Total Return and the Price Threshold, multiplied by (A) the sum (such sum (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions), the “Closing Share Count”) of (x) the number of shares of Class A common stock immediately after the closing of this offering (including any exercise of the over-allotment option) and (y) if in connection with the initial business combination there are issued any shares of Class A Common Stock or PIPE Securities (as defined below), the number of shares of Class A common stock so issued, and the maximum number of shares of Class A common stock issuable (whether settled in shares or in cash) upon conversion or exercise of such PIPE Securities, divided by (B) the Total Return; and

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if the Total Return exceeds an amount equal to 130% of the Price Threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,875 shares of Class A common stock (or 2,500 if the over-allotment option is not exercised) and (ii) the sum of (x) 20% of the difference between an amount equal to 130% of the Price Threshold and the Price Threshold and (y) 30% of the difference between the Total Return and an amount equal to 130% of the Price Threshold, multiplied by (A) the Closing Share Count, divided by (B) the Total Return.

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The term “measurement period” means (i) the period of four fiscal quarters ending with, and including, the last fiscal quarter of the fiscal year in which we consummate our initial business combination and (ii) each of the nine successive four-fiscal-quarter periods.

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The “Price Threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the Price Threshold for the immediately preceding measurement period and (ii) the VWAP for the immediately preceding measurement period (in each case, as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

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For purposes of the above calculation, “PIPE Securities” means securities (other than the public warrants and the private placement warrants) issued by the company and/or any entities that (after giving effect to completion of the initial business combination) are subsidiaries of the company that are directly or indirectly convertible into or exercisable for shares of Class A common stock, or for a cash settlement value in lieu thereof.

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The foregoing calculations will be based on our fiscal year and fiscal quarters, which may change as a result of our initial business combination. Each conversion of alignment shares will apply to the holders of alignment shares on a pro rata basis. If, upon conversion of any alignment shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to such holder.

For purpose of illustration of the number of shares of Class A common stock that would be issued upon conversion of the alignment shares, assuming the Closing Share Count is 100,000,000 (comprised of 57,500,000 Class A shares included as part of the SAILSM securities in the initial public offering and an additional 42,500,000 Class A shares issued subsequent to the initial public offering, with such figures provided for illustrative purposes only), assuming the VWAP is $9.00 for the last fiscal quarter of the fiscal year during which we consummate our initial business combination and assuming that no dividends or distributions have been paid or are payable on shares of Class A common stock during the initial measurement period, then the Total Return would be $0 per share and the 287,500 alignment shares of our sponsors, directors and officers would convert into 2,875 shares of Class A common stock (or 2,500 if the over-allotment option is not exercised) following the close of the initial measurement period.

In contrast, assuming the VWAP is $11.00 for the last fiscal quarter of the fiscal year during which we consummate our initial business combination (rather than $9.00) and dividends and distributions equal to $1.00 per share of Class A common stock were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 Price Threshold, but is less than 130% of the initial $10.00 Price Threshold. The conversion amount would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 100,000,000 shares of Class A common stock, which would result in a conversion value for the alignment shares of $40,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 3,333,333 shares of Class A common stock. Thus, the 287,500 alignment shares of our sponsor, directors and officers would convert into 3,333,333 shares of Class A common stock following the close of the initial measurement period.

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 287,500 alignment shares at year end would convert into only 2,875 shares of Class A common stock (or 2,500 if the over-allotment option is not exercised) because the Total Return for the second measurement period of $11.00 is the same as the VWAP of $11.00 for the first measurement period. If the Total Return for the second measurement period was instead $16.00, then the 287,500 performance shares would convert into 7,312,500 shares of Class A common stock. The Total Return of $16.00 would exceed the Price Threshold of $11.00 by $5.00, or a 45.5% increase. The conversion amount would be calculated as the sum of (i) 20% of $3.30 (the excess over $11.00 of a price equal to 130% of $11.00), or $0.66, and (ii) 30% of $1.70 (the difference between the Total Return and 130% of $11.00), or $0.51, multiplied by 100,000,000, which results in $117,000,000. Such amount would then divided by the Total Return of $16.00, which yields 7,312,500 shares of Class A common stock.

The tables below provide an illustration of the number of conversion shares each tranche of alignment shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on a Closing Share Count of 100,000,000 and no exercise of the underwriter’s over-allotment option:

Annual Conversion Shares

Price Threshold ($)	Total Return ($)
	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00
$10.00	2,500	2,500	2,500	1,818,181	3,333,333	4,615,384	6,428,571	8,000,000	9,375,000	10,588,235
$10.50	2,500	2,500	2,500	909,090	2,500,000	3,846,153	5,250,000	6,900,000	8,343,750	9,617,647
$11.00	2,500	2,500	2,500	2,500	1,666,666	3,076,923	4,285,714	5,800,000	7,312,500	8,647,058
$11.50	2,500	2,500	2,500	2,500	833,333	2,307,692	3,571,428	4,700,000	6,281,250	7,676,470
$12.00	2,500	2,500	2,500	2,500	2,500	1,538,461	2,857,142	4,000,000	5,250,000	6,705,882
$12.50	2,500	2,500	2,500	2,500	2,500	769,230	2,142,857	3,333,333	4,375,000	5,735,294
$13.00	2,500	2,500	2,500	2,500	2,500	2,500	1,428,571	2,666,666	3,750,000	4,764,705
$13.50	2,500	2,500	2,500	2,500	2,500	2,500	714,285	2,000,000	3,125,000	4,117,647
$14.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	1,333,333	2,500,000	3,529,411
$14.50	2,500	2,500	2,500	2,500	2,500	2,500	2,500	666,666	1,875,000	2,941,176
$15.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	1,250,000	2,352,941
$15.50	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	625,000	1,764,705
$16.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	1,176,470
$16.50	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	588,235
$17.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500
$17.50	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500
$18.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500
$18.50	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500
$19.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,50
$19.50	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500
$20.00	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500

Price Threshold ($)	Total Return ($)
	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$10.00	11,666,666	12,631,578	13,500,000	14,285,714	15,000,000	15,652,173	16,250,000	16,800,000
$10.50	10,750,000	11,763,157	12,675,000	13,500,000	14,250,000	14,934,782	15,562,500	16,140,000
$11.00	9,833,333	10,894,736	11,850,000	12,714,285	13,500,000	14,217,391	14,875,000	15,480,000
$11.50	8,916,666	10,026,315	11,025,000	11,928,571	12,750,000	13,500,000	14,187,500	14,820,000
$12.00	8,000,000	9,157,894	10,200,000	11,142,857	12,000,000	12,782,608	13,500,000	14,160,000
$12.50	7,083,333	8,289,473	9,375,000	10,357,142	11,250,000	12,065,217	12,812,500	13,500,000
$13.00	6,166,666	7,421,052	8,550,000	9,571,428	10,500,000	11,347,826	12,125,000	12,840,000
$13.50	5,250,000	6,552,631	7,725,000	8,785,714	9,750,000	10,630,434	11,437,500	12,180,000
$14.00	4,444,444	5,684,210	6,900,000	8,000,000	9,000,000	9,913,043	10,750,000	11,520,000
$14.50	3,888,888	4,815,789	6,075,000	7,214,285	8,250,000	9,195,652	10,062,500	10,860,000
$15.00	3,333,333	4,210,526	5,250,000	6,428,571	7,500,000	8,478,260	9,375,000	10,200,000
$15.50	2,777,777	3,684,210	4,500,000	5,642,857	6,750,000	7,760,869	8,687,500	9,540,000
$16.00	2,222,222	3,157,894	4,000,000	4,857,142	6,000,000	7,043,478	8,000,000	8,880,000
$16.50	1,666,666	2,631,578	3,500,000	4,285,714	5,250,000	6,326,086	7,312,500	8,220,000

Price Threshold ($)	Total Return ($)
	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$17.00	1,111,111	2,105,263	3,000,000	3,809,523	4,545,454	5,608,695	6,625,000	7,560,000
$17.50	555,555	1,578,947	2,500,000	3,333,333	4,090,909	4,891,304	5,937,500	6,900,000
$18.00	2,500	1,052,631	2,000,000	2,857,142	3,636,363	4,347,826	5,250,000	6,240,000
$18.50	2,500	526,315	1,500,000	2,380,952	3,181,818	3,913,043	4,583,333	5,580,000
$19.00	2,500	2,500	1,000,000	1,904,761	2,727,272	3,478,260	4,166,666	4,920,000
$19.50	2,500	2,500	500,000	1,428,571	2,272,727	3,043,478	3,750,000	4,400,000
$20.00	2,500	2,500	2,500	952,380	1,818,181	2,608,695	3,333,333	4,000,000

*

Assumes no dividends paid, such that the “Total Return” equals the volume weighted average price of shares of Class A common stock for the last fiscal quarter of the applicable measurement period (the “VWAP”)

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume weighted average price

“VWAP” per share of our Class A common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A common stock on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for periods of multiple trading days means the volume weighted average of the respective VWAPs for the trading days in such period.

Change of control

Upon a change of control occurring after our initial business combination (but not in connection with our initial business combination), for the measurement period in which the change of control transaction occurs, the 287,500 alignment shares (or, 250,000 if the over-allotment option is not exercised) will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

•

if, prior to the date of such change of control the alignment shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Closing Share Count (the “5% Threshold Amount”), the number of conversion shares will equal the greater of (i) 2,875 shares of Class A common stock (or 2,500 if the over-allotment option is not exercised) and (ii) the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the Price Threshold as described above with such Total Return calculated using the purchase price or deemed value of the Class A common stock at the time of the closing of the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period;

•

if, prior to the date of the change of control the alignment shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of alignment shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the Price Threshold described above with the Total Return calculated using the purchase price or deemed value of the Class A common stock at the time of the closing of the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

•

to the extent any tranches of 287,500 alignment shares remain outstanding, each such remaining tranche of 287,500 alignment shares will automatically convert into 2,875 shares of our Class A common stock.

A change of control is the occurrence of any one of the following after the consummation of our initial business combination (but not in connection with our initial business combination) if any of the following occurs: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of the common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof), and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our the wholly owned subsidiaries); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A common stock ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests in which the alignment shares convert into.

For so long as any alignment shares remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the alignment shares then outstanding, voting separately as a single class, (i) amend, alter or repeal any provision of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of our Class B Shares, (ii) change our fiscal year, (iii) increase the number of directors on the Board, (iv) pay any dividends or effect any split on any of our capital stock or make any distributions of cash, securities or any other property, (v) adopt any stockholder rights plan, (vi) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements, (vii) issue any shares of Class A common stock in excess of 5% of our then outstanding Class B shares or that would otherwise require a stockholder vote pursuant to the rules of the stock exchange on which the Class A shares are then listed, (viii) make a rights offering to all or substantially all holders of any class of our common stock or (iv) issue additional Class B shares. As a result, the holders of the alignment shares may be able to prevent us from taking such actions that the Board believes is in our interest. Any action required or permitted to be taken at any meeting of the holders of alignment shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all alignment shares were present and voted.

Initial Stockholder Lockup

Our initial stockholders have agreed not to transfer, assign or sell (i) any of its alignment shares except to any permitted transferees and (ii) and of their Class A common stock deliverable upon conversion of the alignment shares for 30 days following the completion of our initial business combination.

We refer to such transfer restrictions throughout this “Description of Securities” as the lock-ups.

Preferred Stock

As of December 31, 2021, there are no shares of preferred stock issued or outstanding. Our amended and restated certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of this offering and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. Accordingly, unless you purchase at least five SAILSM securities, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SAILSM security containing such warrant will have paid the full purchase price for the SAILSM security solely for the share of Class A common stock underlying such SAILSM security.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of Class A common stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of our shares of Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”) for any 20 trading days within the 30 trading-day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

if the closing price of the shares of Class A common stock for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our shares of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to shares of Class A common stock shall include a security other than shares of Class A common stock into which the shares of Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “-Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “-Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “-Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “-Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of shares of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “-Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such other security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend payable in shares of Class A common stock, or by a split-up of shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A common stock as reported during the 10 trading-day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our shares of Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering (or such later date as approved by holders of a majority of shares of our outstanding common stock that are voted at a meeting to extend such date, voting together as a single class) or (B) with respect to any other provision relating to the rights of holders of our shares of Class A common stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any alignment shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our shares of Class A common stock during the 20 trading-day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “-Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “-Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “-Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors-Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Other provisions. The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants; provided that the approval by the holders of at least 50% of the then outstanding public warrants that vote to amend the warrant agreement, after at least 10 days’ notice that an amendment is being sought, is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Voting limitation. The warrant agreement will provide that no holder may vote more than 15% of the outstanding public warrants (measured on a beneficial basis and including such holder’s affiliates) unless consented to by us in writing to the warrant agent. In order to vote a public warrant, the beneficial owner thereof must identify itself and must represent that it together with its affiliates is not voting (on a beneficial basis) more than 15% of the outstanding public warrants based on the most recent disclosure by us in a filing with the SEC of the outstanding amounts of public warrants unless we allow a holder to vote greater than 15%.

Private Placement Warrants. The private placement warrants will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under “Principal Stockholders-Transfers of Alignment Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us for cash (except as described under “-Warrants-Public Stockholders’ Warrants-Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the SAILSM securities sold in this offering. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the SAILSM securities being sold in this offering.

Except as described above under “-Public Stockholders’ Warrants-Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post initial business combination entity at a price of $1.50 per private placement warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the shares of Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under “Principal Stockholders-Transfers of Alignment Shares and Private Placement Warrants,” transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. If we increase the size of this offering, we will effect a share capitalization, share surrender, stock dividend or share contribution back to capital or a compulsory redemption or other appropriate mechanism, as applicable, with respect to our alignment shares immediately prior to the consummation of this offering in such amount as to maintain the alignment share ownership of our initial stockholders at 5% of the Class A common stock issued in this offering. Further, if we incur any indebtedness in connection with a business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions relating to our initial public offering that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who will collectively beneficially own 5% of our common stock upon the closing of this offering (assuming they do not purchase any SAILSM securities in this offering), but will be entitled to 20% of the voting power of our common stock prior to our initial business combination may participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Following the completion of our initial business combination, the alignment shares will be entitled to one vote per share. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•

if we are unable to complete our initial business combination within 24 months from the closing of this offering or such later date approved by the holders of the majority of our outstanding common stock that are voted at a meeting to consider a later date by which we must complete our initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or on any other proposal presented to stockholders prior to or in connection with the completion of an initial business combination or (b) to approve an amendment to our amended and restated certificate of incorporation to (x) extend the time we have to consummate a business combination beyond 24 months from the closing of this offering or (y) amend the foregoing provisions;

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although we do not intend to enter into a business combination with a target business that is affiliated with our initial stockholders, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent accounting firm that such a business combination is fair to our company from a financial point of view;

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if a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act. Whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

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our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;

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if our stockholders approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing (or our stockholders otherwise modify the timing) of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering (or such later date as approved by holders of a majority of shares of our outstanding common stock that are voted at a meeting to extend such date, voting together as a single class), or with respect to any other material provisions relating to the Class A stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein; and

•	we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination.

Certain Anti-takeover Provisions of our Amended and Restated Certificate of Incorporation

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation will provide that ARCH, General Catalyst, the sponsor and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Our amended and restated certificate of incorporation provides that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, and (C) for which the Court of Chancery does not have subject matter jurisdiction.

If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. A court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the amended and restated certificate of incorporation.

If any action the subject matter of which is within the scope the forum provisions in the third paragraph under “Exclusive Forum for Certain Lawsuits” is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

If any action the subject matter of which is within the scope the forum provisions in the second paragraph under Exclusive Forum for Certain Lawsuits, is filed in a court other than a federal district of the United States of America (a “foreign securities act action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (a “securities enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our alignment shares.

Classified Board of Directors

Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

As of December 31, 2021, there were 55,000,000 shares of Class A common stock issued and outstanding. Of these shares, the shares of Class A common stock sold in our initial public offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the outstanding alignment shares (2,750,000 alignment shares) and all of the outstanding private placement warrants will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of shares of common stock then-outstanding, which will equal 525,000 shares immediately after this offering (or 603,750 shares if the underwriter exercises its over-allotment option in full); or

•	the average weekly reported trading volume of the shares of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their alignment shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration and Stockholder Rights

The holders of the alignment shares or private placement warrants, and private placement warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants), and SAILSM securities may be issued upon conversion of working capital loans and upon conversion of the alignment shares will be entitled to registration rights pursuant to a registration and stockholder rights agreement to be signed prior to or on the effective date of this offering, requiring us to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the registration and stockholder rights agreement, our sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the sponsor holds any securities covered by the registration and stockholder rights agreement.

Listing of Securities

Our SAILSM securities, Class A common stock and warrants are listed on Nasdaq under the symbols “REVHU,” “REVH” and “REVHW,” respectively. The SAILSM securities will automatically separate into their component parts and will not be traded following the completion of our initial business combination.